EXHIBIT 99.1

Contact:
J. Marc Lewis, Vice President-Investor Relations
305-406-1815
305-406-1886 fax
marc.lewis@mastec.com
800 S. Douglas Road, 12th Floor
Coral Gables, Florida 33134
Tel: 305-599-1800
Fax: 305-406-1960
www.mastec.com

For Immediate Release
MasTec Announces Closing of Discontinued State
Department of Transportation Projects and Assets Sale
Coral Gables, FL (February 15, 2007) — MasTec, Inc. (NYSE: MTZ) today announced that it has closed the sale of its discontinued state Department of Transportation projects and assets. Final terms of the sale include a purchase price of up to $13 million, composed of $1 million in cash and a contingent earn-out of up to $12 million.
Austin J. Shanfelter, MasTec’s President and CEO noted, “The sale of the non-core DOT projects and assets is a very important milestone for the Company. With the discontinued operations distractions behind us, MasTec can focus on the improving market for its services and translating that demand into better bottom line performance. When Jose Mas takes over leadership of the Company as CEO on March 31, MasTec will be well capitalized and positioned to concentrate on future growth opportunities”.
MasTec is a leading specialty contractor operating throughout North America across a range of industries. The Company’s core activities are the building, installation, maintenance and upgrade of communication and utility infrastructure systems. The Company’s corporate website is located at www.mastec.com.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to a number of risks, uncertainties, and assumptions, including that our revenue and earnings per share may differ from that projected, that we may be impacted by business and economic conditions affecting our customers, material changes in estimates for legal costs or case settlements, the highly competitive nature of our industry, dependence on a limited number of customers, the adequacy of our insurance and other reserves and allowances for doubtful accounts, restrictions imposed by our credit facility and senior notes, the closing of the discontinued state DOT assets and projects sale on the anticipated terms and timing, as well as other risks detailed in our filings with the Securities and Exchange Commission. Actual results may differ significantly from results expressed or implied in these statements. We do not undertake any obligation to update forward-looking statements.